Exhibit 10.1

190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

July 14, 2020

Mr. Scott M. Sutton

Dear Mr. Sutton,

I am pleased to confirm our verbal offer of employment to you as President and Chief Executive Officer for Olin Corporation (“Olin” or the “Company”). Following your start date, you will be required to devote your full time and attention to this position and will be required to relinquish any other employment other than non-executive Board positions. You will report solely to the Board of Directors (the “Board”) and our expectation is that you will be elected Chairman of the Board following Olin’s 2021 Annual Meeting of Shareholders, although the Board cannot guarantee such election. Your position will be based in Clayton, Missouri at Olin’s Corporate Headquarters, with certain business travel required by your position.

Following acceptance and subject to the contingencies discussed below, your start date will be September 1, 2020.

BASE COMPENSATION
The offer consists of base compensation of a $62,500 monthly salary ($750,000/year) payable semi-monthly via electronic funds transfer. All amounts payable to you by Olin will be subject to applicable withholding as required by law.

RELOCATION BONUS
In addition to your base compensation, the offer also includes a $100,000 relocation bonus (the “Relocation Bonus”) to offset certain costs associated with the resignation of your current employment and relocation to Clayton, which will be paid to you within thirty (30) days following your start date. If you should voluntarily terminate your employment within twenty-four (24) months from your start date, you will be required to repay the Relocation Bonus, minus taxes paid.

INITIAL EQUITY AWARD
The offer also includes a one-time grant of a target number of 250,000 performance shares (the “Initial Equity Award”) under the Olin 2018 Long Term Incentive Plan, subject to the terms and conditions set forth in the award agreement attached hereto as Exhibit A, provided that, if the target grant date value (determined consistent with the methodology that Olin typically uses for performance share awards) of the Initial Equity Award would exceed $4,500,000, then the target number of performance shares subject to the Initial Equity Award shall be reduced to the maximum number of performance shares with a target grant date value that is less than or equal to $4,500,000. The Initial Equity Award will be granted on September 1, 2020, subject to your commencement of employment on such date.

For the avoidance of doubt, other than base compensation, the Relocation Bonus and the Initial Equity Award, you will not receive any other cash or equity compensation with respect to your 2020 employment with Olin. From and after your start date, you will not be entitled to earn any additional compensation in respect of your service as a Board member, but will be entitled to payment of any prorated amounts in respect of such service prior to your start date.

O L I N C O R P O R A T I O N

Scott M. Sutton
July 14, 2020

SHORT-TERM INCENTIVE PROGRAM
Subject to your continued employment, beginning in 2021, you will participate in Olin’s Short-Term Incentive Program (the “STIP”). The STIP includes both financial and non-financial measures to determine your actual STIP payout each year. Your 2021 annual short-term incentive target will be 130% of your 2021 base compensation. In no event will the actual STIP payout exceed 200% of the target amount. Olin reserves the right to change, modify or terminate the STIP at any time.

LONG-TERM INCENTIVE PROGRAM
Beginning in 2021, you will be eligible to participate in Olin’s Long-Term Incentive Program, subject to the terms and conditions set forth therein. Subject to your continued employment and the approval of the Compensation Committee of the Board, you will be eligible for a 2021 long-term incentive award with a target grant date value of $6,000,000 (determined consistent with the methodology that Olin uses for similar awards), which will be delivered in the form of stock options (50%, but not to exceed 750,000 option shares in accordance with the annual per participant limit under Olin’s 2018 Long Term Incentive Plan) and performance shares (the balance of the target grant date value). Consistent with Olin’s current Performance Share Program, performance shares will be divided equally between (i) units awarded based on relative total shareholder return and (ii) units based on achievement of net income targets, each over a three (3) year period ending December 31, 2023.

STOCK OWNERSHIP AND RESTRICTIONS
In order to align our executives’ interests with those of our shareholders, Olin expects senior leaders to maintain equity ownership in the Company commensurate with their position. You will be subject to Olin’s Management Stock Ownership Guidelines applicable to your position of President and CEO. The current guideline for your position is equal to six (6) times your annual base salary and you will have five (5) years to achieve the target. The Guideline document, as in effect from time to time, will detail how ownership is calculated.

As President and CEO of Olin, you will be subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as well as various other restrictions under the securities laws and Olin’s company policies on insider trading and hedging and pledging.

SEVERANCE AND CHANGE IN CONTROL MATTERS
As President and CEO of Olin, you will be eligible for benefits under Olin’s Severance Plan for Section 16(b) Officers and Olin’s Change in Control Severance Plan for Section 16(b) Officers, as each may be amended, modified or terminated from time to time.

BENEFITS
You will be eligible for benefits generally available to other senior executives of Olin (other than any such plans that, by their terms, are closed to new hires), including Retirement, Medical, Dental and Vision Insurance, Flexible Spending Account, Short and Long Term Disability Benefits, Life Insurance, Accidental Death and Dismemberment Insurance, Travel Accident Insurance, Educational Assistance, an Employee Assistance Plan and Paid Time Off and other voluntary programs. The details of each portion of the benefits plan, including options, effective dates and employee contributions are contained in the Olin benefits packet, to be provided prior to your employment orientation.

GOVERNING LAW
This offer letter is governed by the laws of the State of Missouri.

O L I N C O R P O R A T I O N

Scott M. Sutton
July 14, 2020

SECTION 409A
This offer letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”) or is exempt therefrom, and accordingly, to the maximum extent permitted, this letter will be interpreted to be in accordance therewith. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of your employment, will only be paid or provided to you upon your separation from service (within the meaning of Section 409A), and subject to any necessary delay due to your status as a “specified employee” (within the meaning of Section 409A). For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments will be made on or before the last business day of your taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

EMPLOYMENT CONTINGENCIES
You will be subject to the standard pre-employment requirements applicable to newly hired senior executives of Olin, and you must execute the Employee Confidentiality and Intellectual Property Agreement on or prior to your start date. You must also be able to meet the employment eligibility requirements of the Federal Immigration Reform and Control Act of 1986. You must complete Section 1 of the I-9 form on or before your first day of employment. You will then complete the process when you start employment by providing the physical documentation. A list of acceptable documents will be provided to you prior to onboarding.
This offer letter does not constitute an employment contract but is intended to provide a general outline of the terms of your “at-will” employment. Olin may terminate the employment relationship for any lawful reason at any time, with or without notice, subject to Olin’s severance obligations (to the extent applicable). You should also understand that you will be obligated to follow all rules and regulations of the Company, and that properly designated Company employees may search your person or property while you are on the Company premises or otherwise on Company business.
Upon your acceptance of this contingent offer of employment, please sign and date this letter and return it to me by July 14, 2020.
We look forward to your employment with Olin and to a rewarding career.
Sincerely,

/s/ William H. Weideman

William H. Weideman
Lead Director, Olin Corporation

O L I N C O R P O R A T I O N

Accepted and agreed:

/s/ Scott M. Sutton
Scott M. Sutton

July 14, 2020
Date

O L I N C O R P O R A T I O N

Exhibit A

OLIN CORPORATION
PERFORMANCE SHARE AWARD CERTIFICATE
Under the 2018 Long Term Incentive Plan

This certifies that Scott M. Sutton has been awarded [●] Performance Shares, subject to the terms and conditions of the attached Award Description. This Performance Share Award has been issued pursuant to the Olin Corporation 2018 Long Term Incentive Plan (the “LTIP”) and is also subject to the provisions of the Plan.

Grant Date: September 1, 2020
Performance Period: September 1, 2020 through December 31, 2023
Performance Criteria: As set forth in the attached Award Description

The Performance Shares are not transferable other than by will or the laws of descent and distribution. In case of termination of employment, Section 4 of the Award Description applies.

OLIN CORPORATION
By the Compensation Committee

___________________________
William H. Weideman
Lead Director

I hereby accept the above Performance Share Award and agree that, during my employment, I will devote the expected time, energy and effort to the service of Olin Corporation or a subsidiary and the promotion of its interests. I further state that I am familiar with the LTIP and the Award Description and agree to be bound by the terms and restrictions of the LTIP and the Award Description.

Participant

DESCRIPTION OF
PERFORMANCE SHARE AWARD
GRANTED UNDER THE
OLIN CORPORATION 2018 LONG TERM INCENTIVE PLAN

1.	Terms and Conditions

The terms and conditions of this Performance Share Award (this “Award”) are contained in the Performance Share Award Certificate (the “Certificate”) evidencing the grant of such Award, this Award Description and the LTIP.

2.	Definitions

“Common Stock” means the common stock of Olin, par value $1.00 per share.

“Final Share Number” has the meaning specified in Section 3 of this Award Description.

“Highest Average Stock Price” means the highest average closing price of Olin Common Stock over any 45 consecutive trading days during the Performance Period.

“LTIP” means the Olin Corporation 2018 Long Term Incentive Plan and any successor plan.

“Olin” means Olin Corporation.

“Participant” means Scott M. Sutton.

“Performance Period” means the period starting September 1, 2020 and ending December 31, 2023.

“Performance Share” means a unit granted under the LTIP, the Certificate and this Award Description, maintained on the books of the Company during the Performance Period, in respect of one share of Common Stock, and paid in Common Stock except as otherwise specifically provided in this Award Description.

Capitalized terms not otherwise defined in this Award Description shall have the meaning specified in the LTIP.

3.	Performance Criteria

a.
Except as otherwise provided in the LTIP (including the adjustment provisions set forth in Section 4(b) of the LTIP) or in this Award Description, this Award will vest based on the achievement of certain stock price targets in accordance with the following chart (the “Performance Criteria”):

If Olin’s Highest Average Stock Price is:	The number of Performance Shares paid as a percentage of the target Award will be:
At or above $55 (“Maximum”)	200%
At or above $40, but below $55 (“Target”)	100%
At or above $25, but below $40 (“Threshold”)	50%
Below $25	0

b.
In the event that the Highest Average Stock Price falls between Threshold and Target levels or between Target and Maximum levels, the Company shall use linear interpolation to determine the level of payout.

c.	As soon as practicable following December 31, 2023, the Company shall calculate the number of Performance Shares that vested (the “Final Share Number”).

4.	Vesting and Forfeiture

a.
Except as otherwise set forth in this Section 4, the LTIP, this Award Description or the Certificate, this Award shall vest only if the Participant is an employee of the Company or a subsidiary on the last day of the Performance Period.

b.
If the Participant’s employment with the Company or a subsidiary terminates for cause or without the Company’s written consent (other than as the result of the Participant’s death or disability) before this Award has vested, this Award shall terminate and all rights under such Award shall be forfeited.

c.
If the Participant’s employment with the Company or a subsidiary terminates as the result of his being disabled (as that term is defined in Section 409A of the Code or any successor provision), the Participant shall be entitled to a pro rata Award, payable solely in Common Stock at the time that the Performance Share Award would otherwise be payable under Section 5. The number of shares of Common Stock shall be equal to the Final Share Number calculated in accordance with Sections 3 and 5 of this Award Description, multiplied by a fraction with a numerator equal to the number of months during the Performance Period the Participant was employed by the Company or a subsidiary (rounded up to the nearest whole month) and a denominator of 40.

d.
If the Participant’s employment with the Company or a subsidiary terminates as the result of his death before this Award has vested, the Participant shall be entitled to a pro rata Award, payable solely in Common Stock within ninety (90) days of the Participant’s death. The number of shares of Common Stock shall be equal to (i) the greater of (A) the Participant’s Target number of Performance Shares or (B) the number of Performance Shares earned based on actual achievement of the Performance Criteria as of the date of the Participant’s death, multiplied by (ii) a fraction with a numerator equal to the number of months during the Performance Period the Participant was employed by the Company or a subsidiary (rounded up to the nearest whole month) and a denominator of 40.

e.
If the Participant’s employment with the Company or a subsidiary terminates for any other reason, the Company shall determine the portion, if any, of this Award that shall not be forfeited, and the form of payment (cash or Common Stock or a combination) that the Participant shall receive. That determination, and the amount, timing and form of any payment, shall be made by the Committee in its discretion. Notwithstanding this Section 4, payment shall be made pursuant to Section 5.

f.
Notwithstanding anything in the LTIP to the contrary, all Performance Shares held by the Participant on the date of a Change in Control shall become vested and deemed earned or satisfied based on the greater of (i) Target level of performance or (ii) the number of Performance Shares earned based on actual achievement of the Performance Criteria as of the date of the Change in Control, notwithstanding that the Performance Period shall not have been completed as of such date. Such Performance Shares shall be paid (in Common Stock or cash, as determined by the Committee in its discretion prior to the Change in Control) to the Participant no later than ten (10) business days following such Change in Control. In the event that the Performance Shares are paid in cash, the amount of cash payable shall be equal to (i) the greater of (A) the Participant’s Target number of Performance Shares and (B) the number of Performance Shares earned based on actual achievement of the Performance Criteria as of the date of the Change in Control, multiplied by (ii) either (x) the Fair Market Value on the final trading day prior to the Change in Control or (y) in the event that the consideration payable to the holders of Common Stock in such Change in Control transaction consists solely of cash, such cash amount per share of Common Stock, in either case, as determined by the Committee in its discretion prior to the Change in Control. Notwithstanding the foregoing, in the event that such Change in Control does not qualify as an event described in Code Section 409A(a)(2)(A)(v), the Performance Shares shall vest upon the Change in Control at the level specified herein and shall be converted to a fixed amount in cash in accordance with this Section 4(f), but shall not be settled until the earliest permissible payment event under Code Section 409A following such Change in Control.

5.	Payment and Timing

a.
Except as set forth in Section 4 above, as soon as is administratively practicable after the determination of the Final Share Number, but not earlier than the first day and not later than the last day of the calendar year following the Performance Period, the Company will issue to the Participant a number of shares of the Common Stock equal to the Final Share Number.

b.	No dividends or dividend equivalents shall be paid on any Performance Shares.

c.	In calculating the number of Performance Shares, all percentages and percentile numbers will be rounded to the nearest one-hundredth of a percent.

6.	Miscellaneous

a.	By acceptance of this Award, the Participant agrees that such Award is special compensation, and that any amount paid will not affect:

i.	the amount of any pension under any pension or retirement plan in which he participates as an employee of Olin,

ii.	the amount of coverage under any group life insurance plan in which he participates as an employee of Olin, or

iii.	the benefits under any other benefit plan of any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

b.
The Company will withhold from the distribution of any amount (whether payable in cash or Common Stock) pursuant to this Award amount necessary to satisfy the Participant’s federal, state and local withholding tax requirements, provided that, in the event that the payment hereunder consists of a combination of cash and shares of Common Stock, such withholding shall first be applied to reduce the cash and then, only if the cash is insufficient to satisfy all applicable withholding, shall reduce the shares of Common Stock. It is the Company’s intention that all income tax liability on this Award be deferred in accordance with the applicable requirements of Code Section 409A, until the Participant actually receives such shares or payment thereof.

c.
To the extent any provision of this Award Description or action by the Board or Committee would subject the Participant to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that this Award will comply with Code Section 409A, and this Award Description shall be interpreted and construed on a basis consistent with such intent. This Award Description may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve compliance with Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for this Award. Except as specifically provided in the LTIP, the Participant (or beneficiary) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant (or beneficiary) in connection with any distributions to such Participant (or beneficiary) under this Award (including any taxes and penalties under Code Section 409A), and neither Olin nor any Affiliate shall have any obligation to indemnify or otherwise hold the Participant (or beneficiary) harmless from any or all of such taxes or penalties.

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